Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-146982) of AbitibiBowater Inc. of our report dated June 29, 2009 relating to the Statements of Net Assets Available for Benefits of the AbitibiBowater Inc. Retirement Savings Plan, formerly known as the Bowater Incorporated Retirement Savings Plan ("the Plan"), as of December 31, 2008 and 2007 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the financial statement schedule, which appear in this Report on Form 11-K.

/s/ PricewaterhouseCoopers LLP

Montreal, Canada

June 29, 2009